Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170298

AMERICAN REALTY CAPITAL TRUST III, INC.

SUPPLEMENT NO. 1, DATED AUGUST 10, 2011,
TO THE PROSPECTUS, DATED MARCH 31, 2011

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of American Realty Capital Trust III, Inc. (the “Company” or “we”), dated March 31, 2011 (the “Prospectus”). This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus and should be read in conjunction with the Prospectus. This Supplement No. 1 will be delivered with the Prospectus.

The purpose of this Supplement No. 1 is to, among other things:

•	disclose operating information, including the status of the offering, the shares currently available for sale, our real estate investment summary, selected financial data, the status of distributions, the status of our share repurchase program, and the compensation paid to our advisor, our dealer manager and their affiliates;
•	revise disclosure regarding certain compensation payable to our advisor and its affiliates;
•	disclose our entry into a contract to purchase our first real estate acquisition;
•	update certain management information contained in the Prospectus;
•	update certain information regarding the fees payable to our advisor;
•	disclose the adoption of an affiliated transactions best practices policy;
•	disclose “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed on May 10, 2011;
•	disclose our unaudited financial statements as of and for the three months ended March 31, 2011, as filed in our Quarterly Report on Form 10-Q on May 10, 2011;
•	update prior performance information contained in the Prospectus; and
•	update the subscription agreement.

AMERICAN REALTY CAPITAL TRUST III, INC.

OPERATING INFORMATION

Status of the Offering

We commenced our initial public offering of up to 150,000,000 shares of common stock on June 30, 2011. As of August 10, 2011, we had raised total gross proceeds in the amount of $2,019,315, sufficient to break escrow, broken escrow and issued 201,931 shares of common stock to our initial investors who were admitted as stockholders. Further, we will not accept subscriptions from residents of Pennsylvania until we have received aggregate subscriptions of at least $75,000,000 and we will not accept subscriptions from residents of Tennessee until we have received aggregate subscriptions of at least $20,000,000.

We will offer shares of our common stock until March 31, 2013, unless the offering is extended in accordance with the Prospectus, provided that the offering will be terminated if all 150,000,000 shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan for sale in our primary offering).

Shares Currently Available for Sale

As of August 10, 2011, there were 221,931 shares of our common stock outstanding, including shares issued under the distribution reinvestment plan. As of August 10, 2011, there were approximately 149.8 million shares of our common stock available for sale, excluding shares available under our distribution reinvestment program.

Real Estate Investment Summary

To date, we have not acquired any real estate investments.

On August 2, 2011, our board of directors ratified the Company’s entry, through its sponsor, American Realty Capital II, LLC (the “Sponsor”), into a purchase and sale agreement to acquire one free-standing fee simple build-to-suit freight distribution facility leased to FedEx Freight, Inc. located in Butte, Montana. The seller of the property is William Charles, Ltd. The seller has no material relationship with the Company and the acquisition is not an affiliated transaction. Although the Company believes that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property on or before September 2011.

The purchase price of the property is approximately $8.9 million, exclusive of closing costs. We intend to fund 45% of the purchase price with proceeds from its ongoing initial public offering and the remaining 55% with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that it deems favorable or at all.

The property will be 100% leased to FedEx Freight, Inc., a subsidiary of FedEx Corp. (NYSE: “FDX”). FedEx Corp. has guaranteed the tenant’s obligations under the lease. The property is currently under construction with an anticipated completion date in September 2011. The freight distribution facility will contain approximately 45,800 square feet of gross leasable area. The lease will have a 15-year term with no rental escalations. The lease will be double net whereby we will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease will contain two renewal options of five years each, the first at $732,069 annually, and the second at $760,619 annually. The annualized rental income for the initial lease term will be approximately $697,209.

FedEx Corporation is a holding company that provides transportation, e-commerce and business services. The company operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s. The FedEx Express segment offers shipping services for the delivery of packages and freight. The FedEx Ground segment provides business and residential ground package delivery services. The FedEx Freight segment offers regional next-day and second-day freight services, as well as long-haul freight services. The FedEx Kinko’s segment provides document services, such as printing, copying, and binding and business services, such as high-speed Internet access, computer rental and videoconferencing. FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee.

Selected Financial Data

The following selected financial data as of March 31, 2011 and for the period from October 15, 2010 (date of inception) to March 31, 2011 should be read in conjunction with the accompanying financial statements and related notes thereto and “Results of Operations” below:

As of March 31, 2011 and for the Period from October 15, 2010 (date of inception) to March 31, 2011
Balance sheet data:
Cash	$49
Total assets	49
Accounts payable and accrued expenses	656,336
Total stockholders’ deficit	(656,287)
Other data:
Net loss	(15,688)
Cash flow used in operating activities	(163)
Cash flow provided by financing activities	212

As of the date of this Supplement No. 1, we have had minimal operations. Therefore, we have not had any income, cash flow from operations or funds available for distributions, nor have we declared any distributions or issued any shares to public investors. We have sold 20,000 shares of our common stock to American Realty Capital Trust III Special Limited Partner, LLC for an aggregate purchase price of $200,000. These proceeds were used to fund organization and offering costs.

Status of Distributions

On July 20, 2011, our board of directors declared a distribution rate equal to a 6.60% annualized rate based on the offering price of $10.00 per share of our common stock. The distributions will accrue commencing the later of 30 days following our initial property acquisition or August 1, 2011. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00180821918 per day.

Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured. There is no assurance that we will continue to declare distributions at this rate.

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, and annual distribution requirements needed to qualify and maintain our status as a REIT under the Internal Revenue Code (the “Code”). Operating cash flows are expected to increase as additional properties are acquired in our investment portfolio.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for redemption on any particular date will generally be limited to the proceeds from the dividend reinvestment plan and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our distribution reinvestment plan in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate our share repurchase program at any time upon not less than 30 days’ notice.

We have not yet received subscriptions for shares of common stock in connection with this offering.

Status of Fees Paid and Deferred

The following table sets forth the fees and expenses incurred through May 31, 2011 (amounts in thousands).

	Total Fees/Expenses Paid/Reimbursed		Total Fees Deferred	Total Fees Forgiven
Selling Commissions	$		$	$
Dealer Manager Fees	$		$	$
Organizational and Offering Expenses		$976,782	$	$
Acquisition Fees	$		$	$
Acquisition Expenses Reimbursed	$		$	$
Financing Coordination Fees	$		$	$
Property Management Fees	$		$	$
Asset Management Fees	$		$	$

Amendment to Advisory Agreement

On June 23, 2011, we amended our advisory agreement with our advisor, American Realty Capital Advisors III, LLC. Under the amended advisory agreement, the asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee will be payable, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof.

Affiliated Transaction Best Practices Policy

In March 2011, Realty Capital Securities, LLC, the affiliated entity retained by us to act as dealer manager in connection with our initial public offering, adopted best practices guidelines related to affiliated transactions applicable to all the issuers whose securities are traded on its platform (which includes us) that requires that each such issuer adopt guidelines that, except under limited circumstances, (i) restrict such issuer from entering into co-investment or other business transactions with another investment program sponsored by the American Realty Capital group of companies, and (ii) restrict sponsors of investment programs from entering into co-investment or other business transactions with their sponsored issuers. Accordingly, on March 17, 2011, all of the members of our board of directors voted to approve our affiliated transaction best practices policy incorporating the dealer manager’s best practices guidelines.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets (2) minus total liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. The calculation does not include intangible assets. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of March 31, 2011, our net tangible book value per share was not meaningful because we had issued no shares to third party investors nor have we purchased any properties. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at March 31, 2011 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying financial statements of American Realty Capital Trust III, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to American Realty Capital Trust III, Inc., a Maryland corporation, and, as required by context, to American Realty Capital Operating Partnership III, L.P. (the “OP”), a Delaware limited partnership, and its subsidiaries. American Realty Capital Trust III, Inc. is externally managed by American Realty Capital Advisors III, LLC (the “Advisor”), a Delaware limited liability company.

Forward-Looking Statements

Certain statements included herein are forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “should,” “estimates,” “could” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed below. We do not undertake publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We have a limited operating history and our Advisor has limited experience operating a public company. This inexperience makes our future performance difficult to predict.
•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, our dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”) and other American Realty Capital affiliated entities. As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investors advised by American Realty Capital affiliates and conflicts in allocating time among these investors and us. These conflicts could result in unanticipated actions.
•	Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital advised programs or investors, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.
•	If we and our Advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

•	Our initial public offering of common stock (the “IPO”), which commenced on March 31, 2011, is a blind pool offering and you may not have the opportunity to evaluate our investments before you make your purchase of our common stock, thus making your investment more speculative.
•	If we raise substantially less than the maximum offering in our IPO, we may not be able to invest in a diversified portfolio of real estate assets and the value of an investment in us may vary more widely with the performance of specific assets.
•	We may be unable to pay or maintain cash distributions or increase distributions over time.
•	We are obligated to pay substantial fees to our Advisor and its affiliates.
•	We will depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.
•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
•	We may not generate cash flows sufficient to pay our distributions to stockholders, as such we may be forced to borrow at higher rates or depend on our Advisor to waive reimbursement of certain expenses and fees to fund our operations.
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently occurring in the United States credit markets.
•	We may fail to qualify or continue to qualify to be treated as a real estate investment trust (“REIT”).
•	We may be deemed to be an investment company under the Investment Company Act and thus subject to regulation under the Investment Company Act.

All forward-looking statements should be read in light of the risks identified in our quarterly report on Form 10-Q for the three months ended March 31, 2011, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 10, 2011.

Overview

We were incorporated on October 15, 2010, as a Maryland corporation that intends to qualify as a REIT for U.S. federal income tax purposes for the taxable year ending December 31, 2011. On March 31, 2011, we commenced our IPO on a “reasonable best efforts” basis of up to 150.0 million shares of common stock, $0.01 par value per share (exclusive of 25.0 million shares available pursuant to our distribution reinvestment plan) at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-170298) (the “Registration Statement”) filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). We sold 20,000 shares of common stock to American Realty Capital III Special Limited Partnership, LLC, an entity wholly owned by American Realty Capital II, LLC (the “Sponsor”) on October 20, 2010, at $10.00 per share.

We were formed to primarily acquire a diversified portfolio of commercial properties, with an emphasis on a diversified portfolio comprised primarily of free-standing single-tenant properties that are net leased to investment grade and other creditworthy tenants. All such properties may be acquired and operated by us alone or jointly with another party. We may also originate or acquire first mortgage loans secured by real estate.

Substantially all of our business will be conducted through the OP. We will be the sole general partner and holder of 99.00% of the units of the OP. Additionally, the Advisor expects to contribute $2,000 to the OP in exchange for 1.0% limited partner interest in the OP. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of our common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

We have retained the Advisor pursuant to an Advisory Agreement (the “Advisory Agreement”) to manage our affairs on a day-to-day basis. We have retained American Realty Capital Properties III, LLC (the “Property Manager”), an entity wholly owned by American Realty Capital Trust III Special Limited Partner, LLC, pursuant to the Property Management and Leasing Agreement (the “Property Management and Leasing Agreement”) to serve as our property manager. The Dealer Manager, an affiliate of the Sponsor serves as the dealer manager of the Company’s IPO pursuant to the Dealer Manager Agreement (the “Dealer Manager Agreement”). The Advisor, Property Manager and Dealer Manager are related parties and will receive compensation and fees for services related to the IPO and for the investment and management of our assets. Such entities will receive fees during the offering, acquisition, operational and liquidation stages.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates include:

Organization, Offering, and Related Costs

Organization, offering and related costs include all expenses incurred in connection with our IPO. Organization and offering costs (other than selling commissions and the dealer manager fees) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on our behalf. These costs will be charged to expense if the IPO is not completed. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, we are obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by us in our offering exceed 1.5% of gross offering proceeds. As a result, these costs are only our liability to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of the offering.

Revenue Recognition

Upon the acquisition of real estate, certain properties may have leases where minimum rent payments increase during the term of the lease. We will record rental revenue for the full term of each lease on a straight-line basis. When we acquire a property, the term of existing leases will be considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred, as applicable.

Our revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many leases will provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. We will defer the revenue related to lease payments received from tenants in advance of their due dates.

We will review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located, as applicable. In the event that the collectability of a receivable is in doubt, we will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the statement of operations.

Real Estate Investments

Upon the acquisition of properties, we will record acquired real estate at cost and make assessments as to the useful lives of depreciable assets. We will consider the period of future benefit of the asset to determine the appropriate useful lives. Depreciation will be computed using the straight-line method over the estimated useful lives of forty years for buildings, fifteen years for land improvements, seven years for building fixtures and improvements and the lesser of the useful life or remaining lease term for acquired intangible lease assets.

Impairment of Long Lived Assets

Operations related to properties that have been sold or properties that are intended to be sold will be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold will be designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, we will review the asset for impairment. This review will be based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property or properties to be held and used. For properties held for sale, the impairment loss will be the adjustment to fair value less estimated cost to dispose of the asset. These assessments will have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Allocation of Purchase Price of Acquired Assets

We will allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets will include land, buildings, fixtures and tenant and land improvements on an as-if vacant basis. We will utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value will be made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets will include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

Amounts allocated to land, buildings, improvements and fixtures will be based on cost segregation studies performed by independent third-parties or our analysis of comparable properties in our portfolio. Depreciation will be computed using the straight-line method over the estimated lives of forty years for buildings, five to fifteen years for land improvements and fixtures, and the shorter of the useful life or the remaining lease term for tenant improvements.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of in-place lease intangibles will include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. We also estimate costs to execute a similar lease including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place lease and management’s estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles will be amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option will be determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, will be measured based our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values will include the nature and extent of our existing business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective lease. The value of customer relationship intangibles, as applicable, will be amortized to expense over the initial term and any renewal periods in the respective lease, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of a building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles will be charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also will consider information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Results of Operations

As of March 31, 2011, we have not commenced active operations. Because we have not acquired any properties or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio, the retail real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in our IPO up to 150.0 million shares of our common stock, $0.01 par value per share, at $10.00 per share (subject to certain volume and other discounts). We are also offering up to 25.0 million shares of our common stock to be issued pursuant to our distribution reinvestment plan pursuant to which our stockholders may elect to have distributions reinvested in additional shares of our common stock at $9.50 per share.

As of March 31, 2011, we have not yet commenced active operations. Subscription proceeds will be released to us from escrow after the minimum offering is raised and will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees and expenses related to our IPO. We will experience a relative increase in liquidity as we receive additional subscriptions for shares and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of distributions.

Further, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset. The number of properties and other assets that we will acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of our offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us.

Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Generally, we will fund our acquisitions from the net proceeds of our IPO. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash or in OP units.

We expect to use debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the North American Securities Administrators Association (“NASAA”) REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to approximately 40% to 50% of the aggregate fair market value of our assets (calculated after the close of our IPO and once we have invested substantially all the proceeds of our IPO), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, our policy will be to pay distributions from cash flow from operations. We do not intend to fund such distributions from offering proceeds, however, we may fund distributions from unlimited amounts of any source. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, advances or contributions from our Advisor, our Advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the offering proceeds. Moreover, our board of directors may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not secured any source of financing and there is no assurance that such sources of financings will be available on favorable terms or at all.

Distributions

As of March 31, 2011, we have not commenced active operations. Therefore, we have not had any income, cash flow provided from operations or funds available for distribution, nor have we declared any distributions or issued any shares to the public. We intend to accrue and pay distributions on a regular basis beginning 30 days after we make our first real estate investment. We intend to fund such distributions from cash flow from operations, however, if we are unable to do so, we may fund distributions from an unlimited amount of any source as described above in — “Liquidity and Capital Resources.” Our board of directors will determine the amount of the distributions to our stockholders. The board’s determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements, requirements of Maryland law and the annual distribution requirements necessary to maintain our REIT status under the Internal Revenue Code of 1986, as amended (the “Code”). As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT, we must make distributions annually equal to at least 90% of our “REIT taxable income” (excluding net capital gains), determined without regard to the deduction of dividends paid.

Dilution

In connection with our ongoing offering of common stock, we are providing information about out net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our balance sheet, and is calculated as (1) total book value of our assets, less intangible assets, (2) minus total liabilities, less intangible liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. The calculation does not include intangible assets. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of March 31, 2011 and December 31, 2010, our net tangible book value per share was not meaningful because we had issued no shares to third party investors nor have we purchased any properties. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at March 31, 2011 and December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Election as a REIT

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ending December 31, 2011. We believe that, commencing with such taxable year, we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We believe we are organized and operating in such a manner as to qualify to be taxed as a REIT for the taxable year ending December 31, 2011.

Inflation

We may be adversely impacted by inflation on any leases that do not contain indexed escalation provisions. In addition, we may be required to pay costs for maintenance and operation of properties which may adversely impact our results of operations due to potential increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

We have entered into agreements with affiliates of American Realty Capital II, LLC, whereby we pay certain fees or reimbursements to our Advisor or its affiliates for acquisition fees and expenses, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and reimbursement of operating costs.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

PROSPECTUS UPDATES

Prospectus Cover

The Prospectus cover is supplemented by adding the following disclosure.

“TENNESSEE INVESTORS: The minimum closing amount for Tennessee investors is $20,000,000 in aggregate gross offering proceeds. We will not release any subscription proceeds from Tennessee investors until we have received an aggregate $20,000,000 in subscriptions.”

Suitability Standards

The following disclosure is added as the second full paragraph on page (i) of the Prospectus under the section entitled “Suitability Standards.”

“Because the minimum offering of our common stock is less than $20,000,000, Tennessee investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Further, the minimum aggregate closing amount for Tennessee investors is $20,000,000.”

Prospectus Summary

The following disclosure replaces the first full paragraph on page 1 of the Prospectus under the section entitled “Prospectus Summary.”

“All subscription payments (other than those from Pennsylvania or Tennessee residents) will be placed in an account held by the escrow agent, UMB Bank, in trust for subscribers’ benefit and will be released to us only if we have sold a minimum of 200,000 shares to the public by March 31, 2012, which is one year from the effective date of this offering. We will not sell any shares to Pennsylvania residents unless we raise a minimum of $75,000,000 in aggregate gross offering proceeds from all investors pursuant to this offering by March 31, 2012, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Pennsylvania residents will be placed in an account held by the escrow agent, UMB Bank, in trust for subscribers’ benefit, pending release to us. In addition, we will not sell any shares to Tennessee residents unless we raise a minimum of $20,000,000 in aggregate gross offering proceeds from all investors pursuant to this offering by March 31, 2012, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Tennessee residents will be placed in an account held by the escrow agent, UMB Bank, in trust for subscribers’ benefit, pending release to us. Funds in escrow will be invested in short-term investments that mature on or before March 31, 2012, which is one year from the effective date of this offering, or that can be readily sold or otherwise disposed of for cash by this date without any dissipation of the offering proceeds invested.”

Compensation

The following disclosure is added as the fourth sentence in the paragraph on page 9 immediately following the caption “Prospectus Summary — What are the fees that you will pay to the advisor, its affiliates, the dealer manager and your directors?”

“In the discretion of our board of directors, the asset management fee may be paid in cash, common stock or restricted stock grants, or any combination thereof.”

Management

The following disclosure replaces the first paragraph on page 60 of the Prospectus under the section entitled “Management.”

“Our board of directors has established policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may establish further policies on investments and borrowings. The directors will monitor our and our advisor’s administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.”

The following language is added before the last sentence in the biography of William M. Kahane on page 63 of the Prospectus under the section entitled “Management — Executive Officers and Directors.”

“Mr. Kahane also has served as a member of the investment committee at Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008.”

The following language is added as the last sentence of the biography of Edward M. Weil, Jr. on page 64 of the Prospectus under the section entitled “Management — Executive Officers and Directors.”

“Mr. Weil holds FINRA Series 7, 24, and 63 licenses.”

The following disclosure replaces the section entitled “Management — Compensation of Directors” beginning on page 66 of the Prospectus.

“We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Our board of directors may also approve the acquisition of real property and other related investments valued at $10,000,000 or less via electronic board meetings whereby the directors cast their votes in favor or against a proposed acquisition via email. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon with a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director also is our employee or an employee of our advisor or any of their affiliates, we do not pay compensation for services rendered as a director.”

The following disclosure replaces the first paragraph under the heading “Management — Certain Relationships and Related Transactions — Advisory Agreement” on page 76 of the Prospectus.

“We entered into an advisory agreement with American Realty Capital Advisors III, LLC, on March 31, 2011, which was amended on June 23, 2011, whereby American Realty Capital Advisors III, LLC will manage our day-to-day operations. We will pay American Realty Capital Advisors III a fee equal to 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures, and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that the asset management fee shall be reduced by any amounts payable American Realty Capital Properties III, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). The asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. See the section entitled “Management Compensation” for a description of such fees and expense reimbursements.”

Management Compensation

The following disclosure replaces in its entirety the disclosure on pages 15 and 85 of the Prospectus regarding real estate commissions payable to our Advisor.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/ Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay American Realty Capital Advisors III, LLC a real estate commission paid on the sales price of property, up to the lesser of 2% and one-half of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 4.5% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property. Our independent directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale. In the event that we do not achieve a liquidity event within six years of breaking escrow in connection with our primary offering, aggregate disposition fees will be limited to no greater than 2.0% of the contract sales price of all properties.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.

The following disclosure is added as the fourth sentence in the first paragraph under the heading “Management Compensation” on page 78 of the Prospectus.

“In the discretion of our board of directors, the asset management fee may be paid in cash, common stock or restricted stock grants, or any combination thereof.”

The following disclosure replaces the section of the Management Compensation table entitled “Asset Management Fees” on (i) page 12 of the Prospectus under the section entitled “Prospectus Summary — What are the fees that you will pay to the advisor, its affiliates, the dealer manager and your directors?” and (ii) page 81 of the Prospectus under the section entitled “Management Compensation.”

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/ Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay American Realty Capital Advisors III, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that the asset management fee shall be reduced by any amounts payable to American Realty Capital Properties III, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). We will pay the asset management fee to American Realty Capital Advisors III, LLC on a current basis. The asset management fee shall be payable, at the discretion of our Board, in cash, common stock or restricted stock grants, or any combination thereof. The amount of the asset management fee will be reduced to the extent that funds from operations (“FFO”) as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, is less than the dividends declared with respect to the six month period. For purposes of this determination, FFO, as adjusted, is FFO (as defined by NAREIT), adjusted to add back (i) acquisition fees and related expenses; (ii) non-cash restricted stock grant amortization, if any; and (iii) impairments of real estate related investments, if any (including properties, loans receivable and equity and debt investments). FFO, as adjusted, is not the same as FFO.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

The following disclosure replaces the section of the Management Compensation table entitled “Real Estate Commissions” on (i) page 15 of the Prospectus under the section entitled “Prospectus Summary — What are the fees that you will pay to the advisor, its affiliates, the dealer manager and your directors?” and (ii) page 85 of the Prospectus under the section entitled “Management Compensation.”

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/ Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay American Realty Capital Advisors III, LLC a real estate commission paid on the sales price of property, up to the lesser of 2% and one-half of the total brokerage commission paid if a third-party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 4.5% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property. Our independent directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.

The following disclosure replaces footnote (3) under the heading “Management Compensation” on page 86 of the Prospectus.

“(3)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of these fees in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.”

The following disclosure replaces footnote (5) under the heading “Management Compensation” on page 86 of the Prospectus.

“(5)	The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. For the purposes of the payment of the asset management fee in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value. Restricted shares granted as asset management fees will be valued in accordance with the provisions of the equity incentive plan under which the grants are made.”

The following disclosure replaces the section of the compensation table entitled “Compensation and Restricted Stock Awards to Independent Directors” on pages 14 and 84 of the Prospectus under the sections entitled “Prospectus Summary” and “Management Compensation.”

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/ Maximum Offering (150,000,000 shares)
Compensation and Restricted Stock Awards to Independent Directors	We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of approximately $100,000 and (ii) 6,000 restricted shares of common stock.

Conflicts of Interest

The following disclosure is added as the third full paragraph on page 91 of the Prospectus under the section entitled “Conflicts of Interest.”

“Affiliated Transactions Best Practices Policy

On March 17, 2011, all of the members of the board of directors voted affirmatively to approve our affiliated transactions best practices policy, which provides that we may not enter into any co-investments or any other business transaction with, or make loans or provide other funding to, directly or indirectly, any investment program or other entity sponsored by the American Realty Capital group of companies or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Nicholas Schorsch and/or William Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering. We may, however, enter into a joint investment with a Delaware statutory trust (a “DST”) or a group of unaffiliated tenant in common owners (“TICs”) in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to our stockholders and are fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment. We must also retain a controlling interest in the underlying investment and the transaction must be approved by the independent directors of the board of directors after due and documented deliberation, including deliberation of any conflicts of interest. The board of directors must determine that the co-investment is fair, both financially and otherwise. In the case of such co-investment, our advisor will be permitted to charge fees at no more than the rate corresponding to our percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, our investment in such co-investments will not exceed 10% of the value of our portfolio.”

Investment Strategy, Objectives and Policies

The following language is added as the last sentence of the paragraph on page 115 of the Prospectus under the section entitled “Investment Strategy, Objectives and Policies — Change in Investment Objectives, Policies and Limitations.”

“Our charter provides that the board may not amend provisions of the charter relating to investment policies or investment restrictions without the approval of the majority of the shares entitled to vote on such matter.”

The following disclosure is added to page 115 of the Prospectus under the section entitled “Investment Strategies, Objectives and Policies”.

“Potential Property Investments

The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay a portion of the purchase price. An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We will decide whether to acquire properties generally based upon:

•	satisfaction of the conditions to the acquisitions contained in the respective contracts;
•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and
•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information.

Our advisor has identified the properties described below as potential suitable investments for us. The acquisition of the properties is subject to a number of conditions. A significant condition to acquiring the potential acquisition is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.

FedEx Freight

On August 2, 2011, our board of directors ratified the Company’s entry, through its sponsor, American Realty Capital II, LLC (the “Sponsor”), into a purchase and sale agreement to acquire one free-standing fee simple build-to-suit freight distribution facility leased to FedEx Freight, Inc. located in Butte, Montana. The seller of the property is William Charles, Ltd. The seller has no material relationship with the Company and the acquisition is not an affiliated transaction. Although the Company believes that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property on or before September 2011.

The purchase price of the property is approximately $8.9 million, exclusive of closing costs. We intend to fund 45% of the purchase price with proceeds from its ongoing initial public offering and the remaining 55% with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that it deems favorable or at all.

The property will be 100% leased to FedEx Freight, Inc., a subsidiary of FedEx Corp. (NYSE: “FDX”). FedEx Corp. has guaranteed the tenant’s obligations under the lease. The property is currently under construction with an anticipated completion date in September 2011. The freight distribution facility will contain approximately 45,800 square feet of gross leasable area. The lease will have a 15-year term with no rental escalations. The lease will be double net whereby we will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease will contain two renewal options of five years each, the first at $732,069 annually, and the second at $760,619 annually. The annualized rental income for the initial lease term will be approximately $697,209.

FedEx Corporation is a holding company that provides transportation, e-commerce and business services. The company operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s. The FedEx Express segment offers shipping services for the delivery of packages and freight. The FedEx Ground segment provides business and residential ground package delivery services. The FedEx Freight segment offers regional next-day and second-day freight services, as well as long-haul freight services. The FedEx Kinko’s segment provides document services, such as printing, copying, and binding and business services, such as high-speed Internet access, computer rental and videoconferencing. FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following disclosure replaces in its entirety the disclosure entitled “Funds From Operations” on pages 120 and 121 of the Prospectus.

“Funds from Operations and Modified Funds from Operations

In addition to measurements defined by GAAP, our management also considers funds from operations (“FFO”) and modified funds from operations (“MFFO”), each as described below, as supplemental measures of our performance. We present FFO and MFFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by investors and other interested parties in the evaluation of REITS, many of which present FFO and MFFO when reporting their results.

FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REIT. FFO is defined by the National Association of Real Estate Investment Trusts, Inc (“NAREIT”) as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations). Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition expenses and transaction-related expenses which we intend to fund from the proceeds of our offering and which we do not view as an expense of operating a property, are now deducted as expenses in the determination of GAAP net income. As a result, we intend to consider a modified FFO, or MFFO, as a supplemental measure when assessing our operating performance. We intend to explain all modifications to FFO and to reconcile MFFO to FFO and FFO to GAAP net income when presenting MFFO information.

Our MFFO has been determined in accordance with the Investment Program Association (“IPA”) definition of MFFO and may not be comparable to MFFO reported by other non-listed REITs or traded REITs that do not define the term in accordance with the current IPA definition or that interpret the current IPA definition differently. Our MFFO is FFO excluding straight-line rental revenue, gain on sale of unconsolidated real estate entity and acquisition-related costs expensed. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. MFFO may provide investors with a useful indication of our future performance and the sustainability of our current distribution policy upon completion of the acquisition period. However, because MFFO excludes the effects of acquisition costs, which are an important component in the analysis of the historical performance of an asset, MFFO should not be construed as a historic performance measure.

Our calculation of MFFO will exclude the following items and as a result will have the following limitations with its use as compared to net income/(loss):

•	Other non-cash charges not related to the operating performance or our properties. Straight-line rent adjustment, gain on sale of unconsolidated real estate entity and other non-cash charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance. Although these charges will be included in the calculation, and result in an increase or decrease, of net income (loss), these charges are adjustments excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on events not related to our core operations. However, the exclusion of impairments limits the usefulness of MFFO as a historical operating performance measure since an impairment indicates that the property’s operating performance has been permanently affected.
•	Acquisition expenses and transaction-related expenses. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other non-traded REITs. FFO and MFFO have significant limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. FFO and MFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO and MFFO does not represent cash generated from operating activities determined in accordance with GAAP and are not measures of liquidity and should be considered in conjunction with reported net income and cash flows from operations computed in accordance with GAAP, as presented in our consolidated financial statements. MFFO has limitations as a performance measure in an offering such as the company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO.

Accordingly, we believe that FFO is helpful to our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income. We believe that MFFO is helpful to investors, other interested parties and our management as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present supplemental information that reflects how our management analyzes our long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or acquisition activities.

We believe that presenting FFO and MFFO is useful to and will benefit investors and other interested parties by (i) enhancing the ability of the financial community to analyze and compare our operating performance over time through the developing stages of our operations and among other non-traded REITs; (ii) enhance transparency and public confidence in the quality and consistency of our reported results; and (iii) provide standardized information for the evaluation by investors of our operating performance consistent with how our management, advisor and board of directors judge our operating performance and determine operating, financing and distribution policies.

Our calculation of FFO and MFFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.”

The following disclosure is added to page 118 of the Prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

“Quantitative and Qualitative Disclosures About Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or rates. We currently do not have any long-term debt, but anticipate incurring long-term debt in the future. Our interest rate risk management objectives with respect to our long-term debt will be to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars, and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes. We do not anticipate having any foreign operations and thus we do not expect to be exposed to foreign currency fluctuations.”

Prior Performance Summary

The following language replaces the disclosure under the heading “Prior Performance Summary” beginning on page 122 of the Prospectus.

“Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. The information summarized below is current as of December 31, 2010 and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide, upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such Annual Report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2010, affiliates of our advisor have sponsored nine public programs, of which three programs have raised funds as of December 31, 2010, and five non-public programs with similar investment objectives to our program. From August 2007 (inception of the first public program) to December 31, 2010, our public programs, which includes ARCT, NYRR and PEARC and the programs consolidated into ARCT, which were ARC Income Properties II and all of the Section 1031 Exchange Programs in existence as of December 31, 2010 described below, had raised $612.7 million from 15,633 investors in public offerings and an additional $65.3 million from 205 investors in a private offering by ARC Income Properties II and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 268 properties with an aggregate purchase price of $972.7 million, including acquisition fees, in 39 states and U.S territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price %
Alabama	1.3%
Arizona	0.8%
Arkansas	1.2%
California	10.8%
Colorado	0.4%
Florida	4.5%
Georgia	2.9%
Illinois	4.1%
Indiana	1.3%
Iowa	0.4%
Kansas	3.6%
Kentucky	3.1%
Louisiana	1.3%
Maine	0.4%
Massachusetts	3.7%
Michigan	1.2%
Minnesota	1.2%
Mississippi	0.8%
Missouri	3.8%
Nebraska	0.2%
Nevada	0.3%
New Jersey	3.6%
New Mexico	0.4%
New York	11.1%
North Carolina	1.4%
North Dakota	0.6%
Ohio	2.7%
Oklahoma	1.3%
Oregon	0.5%
Pennsylvania	8.7%
Puerto Rico	3.3%
South Carolina	1.2%
South Dakota	0.3%
Tennessee	0.4%
Texas	8.6%
Utah	3.5%
Virginia	1.1%
Washington	0.3%
West Virginia	3.7%
100%

The properties are all commercial properties comprised of 25.8% freight and distribution facilities, 23.4% retail pharmacies, 14.5% retail bank branches, 6.2% restaurants, 5.8% discount and specialty retail, 4.5% supermarkets and supermarket anchored shopping centers, 4.3% auto services, 3.6% fashion retail, 3.4% home maintenance, 3.4% office/showroom, 2.7% gas/convenience and 2.6% healthcare, based on purchase price. The purchased properties were 36.0% new and 64.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, one property had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2010, our non-public programs, which were ARC Income Properties, ARC Income Properties II, ARC Income Properties III, ARC Income Properties IV and ARC Growth Fund, LLC, had raised $54.3 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million, including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%
100%

The properties are all commercial single tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long term notes payable issued in private placements.

The investment objectives of these programs are similar to our investment objectives, which aim to acquire primarily net leased single tenant facilities.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, a Maryland corporation, is the first publicly offered REIT sponsored by American Realty Capital. ARCT was incorporated on August 17, 2007, and qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150.0 million shares of common stock on January 25, 2008. As of June 30, 2011, ARCT had received aggregate gross offering proceeds of approximately $1.5 billion from the sale of approximately 149.0 million shares in its initial public offering. On August 5, 2010, ARCT filed a registration statement on Form S-11 to register 32.5 million shares of common stock in connection with a follow-on offering. ARCT’s initial public offering was originally set to expire on January 25, 2011, three years after its effective date. However, as permitted by Rule 415 of the Securities Act, ARCT was permitted to continue its initial public offering until July 25, 2011. On July 7, 2011 ARCT had sold all of the 150.0 million shares that were registered in connection with the initial public offering and as permitted, began to sell the remaining 25.0 million shares that were initially registered for ARCT’s Distribution Reinvestment Plan. On July 11, 2011, ARCT filed a request to withdraw the registration of the additional 32.5 million shares, and on July 15, 2011, ARCT filed a registration statement on Form S-3 to register an additional 24.0 million shares to be used in connection with its Distribution Reinvestment Plan. As of June 30, 2011, ARCT had acquired 368 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of June 30, 2011, ARCT had total real estate investments, at cost, of approximately $1.6 billion. ARCT intends to liquidate each real property investment eight to ten years from the date purchased. As of March 31, 2011, ARCT had incurred, cumulatively to that date, $25.2 million in offering costs, commissions and dealer manager fees for the sale of its common stock and $98.2 million for acquisition costs related to its portfolio of properties.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or NYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was organized on October 6, 2009 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. To date, NYRR had received aggregate gross offering proceeds of approximately $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). As of June 30, 2011, NYRR had received aggregate gross proceeds of approximately $16.3 million from the sale of 1.7 million shares in its public offering. As of June 30, 2011, NYRR had acquired 8 commercial properties which are 100% leased. As of June 30, 2011, NYRR had total real estate investments, at cost, of approximately $77.8 million. As of March 31, 2011, NYRR had incurred, cumulatively to that date, approximately $5.0 million in offering costs for the sale of its common stock.

Phillips Edison — ARC Shopping Center REIT Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PEARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PEARC was incorporated on October 13, 2009 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. PEARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PEARC will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of June 30, 2011, PEARC had received aggregate gross offering proceeds of $12.3 million from the sale of 1.4 million shares in its public offering. As of June 30, 2011, PEARC had acquired 3 commercial properties and had total real estate investments at cost of $31.2 million. As of March 31, 2011, PEARC had incurred, cumulatively to that date, approximately $5.8 million in offering costs for the sale of its common stock and $0.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc. or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. As of June 30, 2011, ARC HT had received aggregate gross offering proceeds of $5.7 million from the sale of 0.6 million shares in its public offering. As of June 30, 2011, ARC HT had acquired 2 commercial properties and had total real estate investments at cost of $5.9 million. As of March 31, 2011, ARC HT had incurred, cumulatively to that date, approximately $1.7 million in offering costs for the sale of its common stock.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was incorporated on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC RCA filed its registration statement with the SEC on September 14, 2011 and the registration statement became effective on March 17, 2011. As of June 30, 2011, ARC RCA had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.) or ARC Daily NAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC Daily NAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC Daily NAV filed its registration statement with the SEC on October 8, 2010. The registration statement has not been declared effective by the SEC. As of June 30, 2011, ARC Daily NAV had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

ARC — Northcliffe Income Properties, Inc.

ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARC — Northcliffe was incorporated on September 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC — Northcliffe filed its registration statement with the SEC on October 12, 2010. The registration statement has not been declared effective by the SEC. ARC-Northcliffe anticipates that it will withdraw its registration statement from the SEC in the near future.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCP filed its registration statement with the SEC on February 11, 2011. The registration statement was declared effective by the SEC on July 7, 2011. As of June 30, 2011, ARCP had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor. American Realty Capital has sponsored the following other public programs: ARCT, NYRR, ARC HT, ARC Daily NAV, ARC RCA, PEARC, ARC — Northcliffe, ARCP and Business Development Corporation. Although the prospectus for each of these public programs states a date or time period by which it may be liquidated, ARC Daily NAV is, currently in registration with the SEC and ARCT, NYRR, ARC HT, ARC RCA, PEARC, ARCP and Business Development Corporation are in their offering and acquisition stages. None of these public programs have reached the stated date or time period by which they may be liquidated.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after 5 years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through participating broker-dealers. In May 2011, the notes were repaid in full including accrued interest and the program was closed.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties IV, LLC implemented a note program that raised proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six Tractor Supply stores. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every five years. The notes issued under this program by ARC Income Properties IV, LLC were sold by Realty Capital Securities through participating broker dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010 all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10,080,802.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party, a section 1031 Exchange Program. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1,100,000 has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2,567,000, in ARC DST I to investors in a private offering.

The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2,567,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $493,802, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $493,802 have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3,050,000, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3,050,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7,294,000, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7,294,000 had been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an affiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $575,000 has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including Hy Vee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50,154,000.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC. In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;
•	negotiated letters of intent and purchase and sale contracts;

•	obtained financing;
•	performed due diligence;
•	closed properties;
•	managed properties; and
•	sold properties.

Nicholas S. Schorsch

During the period from 1998 to 2002, one of the principals of our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38,300,000 from 93 investors and acquired properties with an aggregate purchase price of approximately $272,285,000. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
Pennsylvania	34	1,193,741
New Jersey	38	149,351
South Carolina	3	65,992
Kansas	1	17,434
Florida	4	16,202
Oklahoma	2	13,837
Missouri	1	9,660
Arkansas	4	8,139
North Carolina	2	7,612
Texas	1	6,700

Attached hereto as Appendix A-2 is further prior performance information on Nicholas S. Schorsch.

American Financial Realty Trust

In 2002, American Financial Realty Trust, or AFRT, was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the president, chief executive officer and vice-chairman of AFRT from its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the chairman of the Finance Committee of AFRT’s Board of Trustees from its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest REIT initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well-diversified portfolio of bank tenants.

On April 1, 2008, AFRT was acquired by Gramercy Capital Corp. Neither Mr. Schorsch nor Mr. Kahane owned an equity interest in AFRT at the time of the acquisition, and neither Mr. Schorsch nor Mr. Kahane currently owns any equity interest in AFRT.

Attached hereto as Appendix A-1 is further prior performance information on AFRT.

Adverse Business Developments and Conditions

AFRT maintained a leveraged balance sheet. Net total debt to total real estate investments as of December 31, 2006 was approximately 55%, with $233.9 million of variable rate debt. As of June 30, 2007, according to published information provided by the National Association of Real Estate Investment Trusts, Inc., or NAREIT, the debt ratio of all office REITs covered by the NAREIT’s REIT WATCH was approximately 44%. The amount of indebtedness may adversely affect their ability to repay debt through refinancings. If they are unable to refinance indebtedness on acceptable terms, or at all, they might be forced to dispose of one or more of their properties on unfavorable terms, which might result in losses to them and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on their operating results and financial condition and their ability to pay dividends to shareholders at historical levels or at all.

The net losses incurred by ARCT, NYRR, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, our largest program to date, for the years ended December 31, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Although a portion of the ARCT distributions were paid from proceeds received from the offering as the property portfolio has increased, cash flows from operations have improved and in 2010 a greater proportion of cash flows from operations were used to pay distributions than in 2009. ARCT’s affiliated advisor and property manager each waived certain fees due from ARCT in order to provide additional capital to ARCT for purposes of distribution coverage, not due to adverse business conditions. Our advisor and property manager have committed to waive fees in the future in order to cover distribution payments.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families.

ARC Growth Fund, LLC was different from our other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the Sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a non-renewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.”

Share Repurchase Program

The following language is added at the end of the disclosure under the heading “Share Repurchase Program” on page 165 of the Prospectus.

“As of March 31, 2011, we had not received any requests to redeem shares of common stock pursuant to our share repurchase program.”

Summary of Our Organizational Documents

The following language replaces the first sentence on page 173 of the Prospectus under the section entitled “Summary of Our Organizational Documents — Transactions with Affiliates.”

“Our charter also restricts certain transactions between us and American Realty Capital and its affiliates, including our sponsor, our advisor, our dealer manager and our directors as follows:”

Reports to Stockholders

The following language replaces the second bullet point on page 192 of the Prospectus under the section entitled “Reports to Stockholders.”

“• the ratio of the costs of raising capital during the period to the capital raised;”

Appendix A — Prior Performance Tables

The prior performance tables contained in the Prospectus on pages A-1 to A-14 are hereby replaced with the prior performance tables attached to this Supplement No. 1 as Appendix A. The updated prior performance tables supersede and replace the prior performance tables contained in the Prospectus.

Appendix C — Subscription Agreement

The form of subscription agreement contained on pages C-1 to C-13 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 1 as Appendix C. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

AMERICAN REALTY CAPITAL TRUST III, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Balance Sheets as of March 31, 2011 (Unaudited) and December 31, 2010	F-2
Statements of Operations for the three months ended March 31, 2011 and the period from October 15, 2010 (date of inception) to March 31, 2011 (Unaudited)	F-3
Statement of Stockholders’ Equity (Deficit) for the period from October 15, 2010 (date of inception) to March 31, 2011 (Unaudited)	F-4
Statements of Cash Flows for the three months ended March 31, 2011 and the period from October 15, 2010 (date of inception) to March 31, 2011 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

BALANCE SHEETS

	March 31, 2011 (Unaudited)	December 31, 2010
ASSETS
Cash	$49	$241
Deferred offering costs	—	401,583
Total assets	$49	$401,824
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$656,336	$201,824
Preferred stock, $0.01 par value, 50,000,000 and none authorized at March 31, 2011 and December 31, 2010, respectively, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 and 100,000 shares authorized March 31, 2011 and December 31, 2010 respectively, 20,000 shares issued and outstanding	200	200
Additional paid-in capital	(640,799)	199,800
Accumulated deficit during the development phase	(15,688)	—
Total stockholders’ equity (deficit)	(656,287)	200,000
Total liabilities and stockholders’ equity (deficit)	$49	$401,824

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31, 2011	For the Period from October 15, 2010 (date of inception) to March 31, 2011
Revenues	$—	$—
Expenses:
General and administrative	15,688	15,688
Total expenses	15,688	15,688
Net loss	$(15,688)	$(15,688)

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

	Common stock		Additional Paid-in Capital	Accumulated Deficit During the Development Stage	Total
	Shares	Amount
Balance, October 15, 2010 (date of inception)	—	$—	$—	$—	$—
Issuance of common stock	20,000	200	199,800	—	200,000
Balance, December 31, 2010	20,000	200	199,800	—	200,000
Offering costs	—	—	(840,599)	—	(840,599)
Net loss	—	—	—	(15,688)	(15,688)
Balance, March 31, 2011	20,000	$200	$(640,799)	$(15,688)	$(656,287)

The accompanying notes are an integral part of this statements.

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31, 2011	For the Period from October 15, 2010 (date of inception) to March 31, 2011
Cash flows from operating activities:
Net loss	$(15,688)	$(15,688)
Adjustment to reconcile net loss to net cash used in operating activities:
Increase in accounts payable and accrued expenses	15,525	15,525
Net cash used in operating activities	(163)	(163)
Cash flows from financing activities:
Payments of offering costs	(29)	(199,788)
Proceeds from issuance of common stock	—	200,000
Net cash provided by (used in) financing activities	(29)	212
Net change in cash	(192)	49
Cash, beginning of period	241	—
Cash, end of period	$49	$49

The accompanying notes are an integral part of these statements.

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(Unaudited)

Note 1 — Organization and Proposed Business Operations

American Realty Capital Trust III, Inc. (the “Company”), incorporated on October 15, 2010, is a newly formed Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for the taxable year ending December 31, 2011. On March 31, 2011, the Company commenced its initial public offering (the “IPO) on a “reasonable best efforts” basis of up to 150.0 million shares of common stock, $0.01 par value per share (exclusive of 25.0 million shares available pursuant to the Company’s distribution reinvestment plan) at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-170298) (the “Registration Statement) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Company sold 20,000 shares of common stock to American Realty Capital III Special Limited Partnership, LLC, an entity wholly owned by American Realty Capital II, LLC (the “Sponsor”) on October 20, 2010, at $10.00 per share.

The Company was formed to primarily acquire a diversified portfolio of commercial properties, with an emphasis on a diversified portfolio comprised primarily of free-standing single-tenant properties that are net leased to investment grade and other creditworthy tenants. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. American Realty Capital Advisors III, LLC (the “Advisor”), is the Company’s affiliated advisor. As of the date of these financial statements, the Company has neither purchased nor contracted to purchase any real estate investments.

Substantially all of the Company’s business will be conducted through American Realty Capital Operating Partnership III, L.P. (the “OP”), a Delaware limited partnership. The Company will be the sole general partner and holder of 99.00% of the units of the OP. Additionally, the Advisor expects to contribute $2,000 to the OP in exchange for 1.0% limited partner interest in the OP. The limited partner interests have the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock of the company, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company has retained the Advisor pursuant to an Advisory Agreement (the “Advisory Agreement”) to manage its affairs on a day-to-day basis. The Company has retained American Realty Capital Properties III, LLC (the “Property Manager”), an entity wholly owned by American Realty Capital Trust III Special Limited Partner, LLC, pursuant to the Property Management and Leasing Agreement (the “Property Management and Leasing Agreement”), to serve as the Company’s property manager. Realty Capital Securities, LLC (the “Dealer Manager”), an affiliate of the Sponsor serves as the dealer manager of the Company’s IPO pursuant to the Dealer Manager Agreement (the “Dealer Manager Agreement”). The Advisor, Property Manager and Dealer Manager are related parties and will receive compensation and fees for services related to the IPO and for the investment and management of the Company’s assets. Such entities will receive fees during the offering, acquisition, operational and liquidation stages.

Note 2 — Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to the financial statements as of December 31, 2010 and for the period from October 15, 2010 to December 31, 2010, which are included in the Registration Statement filed with the SEC on March 29, 2011. There have been no significant changes to these policies during the three months ended March 31, 2011other than the updates described below.

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Development Stage Company

The Company complies with the reporting requirements of development stage enterprises. Pursuant to the terms of the IPO, the Company must receive proceeds of $2.0 million in connection with the sale of common stock in order to break escrow and commence operations. As of March 31, 2011, the Company had not reached such threshold, purchased any properties or earned any income.

Deferred Offering Costs

The Company has incurred certain expenses in connection with registering to sell shares of its common stock as discussed in Note 1 — Organization and Proposed Business Operations. These costs principally relate to professional fees, fees paid to the SEC and fees paid to the Financial Industry Regulatory Authority. As of December 31, 2010, such costs totaled $401,583 and were included in deferred offering costs in the accompanying balance sheet. On March 31, 2011, the day the Company commenced its IPO, deferred offering costs were reclassified to stockholders’ equity.

Organization, Offering, and Related Costs

Organization, offering and related costs include all expenses incurred in connection with the Company’s IPO. Organization and offering costs (other than selling commissions and the dealer manager fee) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. Such organization and offering costs included in stockholders’ equity at March 31, 2011 totaled $840,599, and include all expenses incurred by the Company in connection with its IPO. These costs will be charged to expense if the IPO is not completed. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. Pursuant to the Advisory Agreement, the Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor is obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceed 1.5% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent selling commissions, the dealer manager fees and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of offering (See Note 3 — Related Party Transactions and Arrangements).

Note 3 — Related Party Transactions and Arrangements

The Advisor and its affiliates will receive compensation and reimbursement for services relating to the IPO and the investment and management of the Company’s assets. All of the Company’s outstanding common stock is held by an entity wholly owned by the Sponsor. As of March 31, 2011 and December 31, 2011 the Company had payables to affiliated entities of $153,200 and $16,250, respectively, and payables to the Advisor and the Dealer Manager of $113,076 and $30,000, respectively, for services relating to the IPO and offering costs paid on behalf of the Company.

Note 4 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(Unaudited)

Note 4 — Commitments and Contingencies  – (continued)

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and the Company is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 5 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 6 — Share-Based Compensation

Stock Option Plan

The Company has a stock option plan (the “Plan”) which authorizes the grant of nonqualified stock options to the Company’s independent directors, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan will be fixed at $10.00 per share until the termination of the IPO, and thereafter the exercise price for stock options granted to the independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. A total of 500,000 shares have been authorized and reserved for issuance under the Plan. As of March 31, 2011 and December 31, 2010, no stock options were issued under the Plan.

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of common shares granted under the RSP shall not exceed 5.0% of the Company’s authorized common shares pursuant to the IPO.

Restricted share awards entitle the recipient to receive common shares from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted

AMERICAN REALTY CAPITAL TRUST III, INC.
(A Maryland Corporation in the Developmental Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(Unaudited)

Note 6 — Share-Based Compensation  – (continued)

shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common shares shall be subject to the same restrictions as the underlying restricted shares. As of March 31, 2011 and December 31, 2010, there were no shares issued to independent directors under the RSP.

Note 7 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Form 10-Q and has determined that there have been no events that have occurred that would require adjustments to the disclosures to the financial statements.

APPENDIX A

PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning other programs sponsored or co-sponsored by the American Realty Capital group of companies, including American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc. and Phillips Edison — ARC Shopping Center REIT Inc., each American Realty Capital-sponsored or co-sponsored publicly registered REITs, the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates. We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives. American Realty Capital Trust, Inc. and the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are net lease programs focused on providing current income through the payment of cash distributions, while ARC Growth Fund, LLC was formed to acquire vacant bank branch properties and opportunistically sell such properties, American Realty Capital New York Recovery REIT, Inc. was formed to acquire high-quality commercial real estate in the New York Metropolitan Statistical Area, and, in particular, in New York City and maximize total returns through a combination of realized appreciation and current income. and Phillips Edison — ARC Shopping Center REIT Inc. was formed to acquire necessity-based neighborhood and community shopping centers throughout the United States. For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL TRUST III, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the sponsor and its affiliates in raising and investing funds for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2010, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2010 to December 31, 2010 and Phillips Edison — ARC Shopping Center REIT, Inc. from its inception on October 13, 2009 to December 31, 2010. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust Inc.			American Realty Capital New York Recovery REIT, Inc.
(dollars in thousands)			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000
Dollar amount raised	603,399			2,873
Dollar amount raised from non-public program and private investments	37,460	(1)		27,797	(2)
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock(3)	200			200
Total dollar amount raised(4)	$641,059		100.00%	$30,870		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$53,466		8.34%	$1,929		6.25%
Organizational expenses	20,198		3.15%	943		3.05%
Other	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%
Available for investment	$567,395		88.51%	$27,998		90.70%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—		0.00%
Cash down payment	501,974	(5)	78.30%	21,829		70.71%
Acquisition fees	16,897		2.64%	1,227		3.97%
Other	—		0.00%	—		0.00%
Total acquisition costs	$518,871		80.94%	$23,056		74.69%
Percentage leverage (mortgage financing divided by total acquisition costs)	72.7	%(6)		–154.1	%(7)
Date offering began	3/18/2008			10/2/2009
Number of offerings in the year	1			1
Length of offerings (in months)	39			33
Months to invest 90% of amount available for investment (from beginning of the offering)(8)	NA			NA

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, Inc. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, Inc is also included as a stand-alone program and is included separately in information about private programs.

(2)	American Realty Capital New York Recovery REIT, Inc. sold a non-controlling interest in a property. The total amount contributed in this arrangement was $13.0 million, In addition, $15.0 million was raised in a private offering of convertible preferred securities.
(3)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.
(4)	Offerings are not yet completed, funds are still being raised.
(5)	Includes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate.
(6)	Total acquisition costs of the properties exclude $377.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $872.3 million. The leverage ratio was 42.7% at December 31, 2010.
(7)	Total acquisition costs of the properties exclude $35.5 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $66.3 million. The leverage ratio was 53.4% at December 31, 2010.
(8)	As of December 31, 2010 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

	Phillips Edison — ARC Shopping Center REIT Inc.
(dollars in thousands)		Percentage of Total Dollar Amount Raised
Dollar Amount offered	$1,500,000
Dollar Amount raised	6,400
Dollar amount raised from non-public program and private investments	—
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock	200
Total dollar amount raised	$6,600	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$—	0.00%
Organizational expenses	183	2.77%
Other	—	0.00%
Reserves	—	0.00%
Available for investment	$6,417	97.23%
Acquisition costs:
Prepaid items related to purchase of property	$—	0.00%
Cash Down Payment	5,782	87.61%
Acquisition fees	467	7.08%
Other	—	0.00%
Total acquisition costs	$6,249	94.68%
Percent leverage (mortgage financing divided by total acquisition costs)	71.0%
Date offering began	8/12/2010
Number of offerings in the year	1
Length of offerings (in months)	36
Months to invest 90% of amount available for investment (from beginning of offering)	NA

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS
FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
(dollars in thousands)			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975			—			—			—			2,575
Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%			292.61%			141.19%			344.35%			253.20%
Date offering began	6/09/2008			9/17/2008			9/29/2009			6/23/2011			7/24/2008
Number of offerings in the year	1			1			1			1			1
Length of offerings (in months)	7			4			3			4			1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7			4			3			4			1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.
(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010.
(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010.
(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010.

(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2010.
(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2010, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2009 to December 31, 2010 and Phillips Edison — ARC Shopping Center REIT, Inc. from its inception on October 13, 2009 to December 31, 2010.

(dollars in thousands)	American Realty Capital Trust, Inc.		American Realty Capital New York Recovery REIT, Inc.
Date offering commenced	3/18/2008		10/2/2009
Dollar amount raised	$641,059	(1)	$30,870	(2)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$53,466		$1,929
Acquisition fees:
Real estate commissions	$—		$—
Advisory fees – acquisition fees	$8,672		$663
Other – organizational and offering costs	$9,995		$1,343
Other – financing coordination fees	$4,690		$266
Other – acquisition expense reimbursements	$3,692		$698
Dollar amount of cash generated from operations before deducting payments to sponsor	$11,351		$(1,235)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—
Partnership management fees	—		0
Reimbursements	—		0
Leasing commissions	—		0
Other (asset management fees)	$1,499		0
Total amount paid to sponsor from operations	$1,499		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$860		$—
Notes	$—		$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$26		$—
Incentive fees	$—		$—
Other – Financing coordination fees	$—		$—

(1)	Includes $603.4 million raised from public program, $37.4 million raised from minority interest investments and private program and $0.2 million raised from sponsor and affiliates.
(2)	Includes $2.9 million raised from public program, $26.8 million raised from minority interest investment and private investments.

(dollars in thousands)	Phillips Edison — ARC Shopping Center REIT Inc.
Date offering commenced	8/12/2010
Dollar Amount raised	$6,600
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$—
Acquisition fees:
Real estate commissions	$—
Advisory fees – acquisition fees	$—
Other – organizational and offering costs	$—
Other – financing coordination fees	$—
Other – acquisition expense reimbursements	$—
Dollar amount of cash generated from operations before deducting payments to sponsor	$201
Actual amount paid to sponsor from operations:
Property Management Fees	$—
Partnership Management Fees	—
Reimbursements	87
Leasing Commissions	—
Other (asset management fees)	—
Total amount paid to sponsor from operations	$87
Dollar amount of sales and refinancing before deducting payments to sponsor:
Cash	$—
Notes	$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$—
Incentive fees	$—
Other – financing coordination fees	$—

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010. ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, L.P. from its inception on July 24, 2008 to December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/09/2008		9/17/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		$18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		$1,169
Other (refinancing fees)	—		—		—		—		$39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the operating results of American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc. and Phillips Edison — ARC Shopping Center REIT, Inc. as of the dates indicated.

	American Realty Capital Trust, Inc.			American Realty Capital New York Recovery REIT, Inc.
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2010	Period From October 6, 2009 (Date of Inception) to December 31, 2009
Gross revenues	$45,233	$15,511	$5,549	$2,378	$—
Profit (loss) on sales of properties	143	—		—	—
Less:
Operating expenses	15,265	1,158	2,002	2,139	1
Interest expense	18,109	10,352	4,774	1,070	—
Depreciation	17,280	6,581	2,534	500	—
Amortization	4,374	1,735	522	540	—
Net income (loss) before noncontrolling interests – GAAP Basis	(9,652)	(4,315)	(4,283)	(1,871)	(1)
Net income (loss) attributable to noncontrolling interests – GAAP Basis	(181)	49	—	109	—
Net income (loss) GAAP basis	$(9,833)	$(4,266)	$(4,283)	$(1,762)	$(1)
Taxable income (loss)
From operations	$(9,976)	$(4,266)	$(4,283)	$(1,762)	$(1)
From gain (loss) on sale	143	—		—	—
Cash generated from (used by) operations(1)	9,864	$(2,526)	$4,013	(1,234)	(1)
Cash generated from sales	900	—	—	—	—
Cash generated from refinancing	—	—	—	—	—
Cash generated from operations, sales and refinancing	$10,764	$(2,526)	$4,013	$(1,234)	$(1)
Less: Cash distribution to investors
From operating cash flow	9,864	$1,818	$296	— (3)	—
From sales and refinancing	900	—	—	—	—
From other	647 (2)	70 (2)	—	—	—
Cash generated after cash distributions	$(647)	$(4,414)	$3,717	$(1,234)	$(1)
Less: Special items
Cash generated after cash distributions and special items	$(647)	$(4,414)	$3,717	$(1,234)	$(1)
Tax and distribution data per $1,000 invested
Federal income tax results:(4)(5)
Ordinary income (loss)
from operations	—	$(22.75)	$(0.33)	— (6)	—
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	—	—	—	—	—
Return of capital	—	$(13.06)	$1.22	—	—
Source (on GAAP basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	$12.57	$1.22	—	—
Other	—	—	—	—	—

(1)	Includes cash paid for interest.
(2)	Distributions paid from proceeds from the sale of common stock. From inception December 31, 2010, total cash provided by operations on a cumulative basis exceeded our distributions to investors.

(3)	There were no distributions made for public programs as of December 31, 2010.
(4)	Based on amounts raised as of the end of each period.
(5)	Federal tax results for the year ended December 31, 2010 is not available as of the date of this filing.
(6)	There were no public investors for this program as of December 31, 2009.

	Phillips Edison — ARC Shopping Center REIT Inc.
(in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009
Gross revenues	$99	$—
Profit (loss) on sales of properties	—	—
Less:
Operating expenses	727	—
Interest expense	38	—
Depreciation	65	—
Amortization	16	—
Net income (loss) before noncontrolling interests – GAAP Basis	(747)	—
Net income (loss) attributable to noncontrolling interests – GAAP Basis	—	—
Net Income (loss) – GAAP basis	$(747)	$—
Taxable income (loss)
From operations	$(380)	$—
From gain (loss) on sale	—	—
Cash generated from (used by) operations	201	—
Cash generated from sales	—	—
Cash generated from refinancing	—	—
Total cash generated from operations, sales and refinancing	$201	$—
Less: Cash distribution to investors
From operating cash flow	—	—
From sales and refinancing	—	—
From other	—	—
Cash generated after cash distributions	$201	$—
Less: Special items	—	—
Cash generated after cash distributions and special items	$201	$—
Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	$(0.06)	$—
from recapture	—	—
Capital gain (loss)	—	—
Cash distributions to investors
Source (on GAAP basis)
Investment income	—	—
Return of capital	—	—
Source (on cash basis)
Sales	—	—
Refinancings	—	—
Operations	—	—
Other	—	—

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Property, LLC and ARC Income Property II, LLC., ARC Income Properties III, LLC, ARC Income Properties IV, LLC, and ARC Growth Fund, LLC as of the dates indicated.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties III, LLC		ARC Income Properties IV, LLC	ARC Growth Fund, LLC
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Period from June 23, 2010 (Date of Inception) to December 31, 2010 Period from June 24, 2010 to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
Gross revenues	$7,008	$5,347	$1,341	$3,507	$3,423	$337	$2,237	$341	$94	$95	$185	$8
Profit (loss) on sales of properties				143						(251)	(4,682)	9,746
Less:
Operating expenses	320	2,847	5	113	7	—	36	918	489	234	528	2,004
Interest expense	6,525	4,993	688	2,151	2,161	162	1,359	186	100	—	1,494	597
Interest expense – investors notes	1,935	1,583	381	1,167	1,024	11	986	201	90	—	—	—
Depreciation	3,519	2,676	909	1,748	1,758	200	642	127	54	195	592	344
Amortization	976	886	—	663	670	—	249	42	18	—	—	—
Net income – GAAP Basis	$(6,267)	$(7,638)	$(642)	$(2,192)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(657)	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	$(6,267)	$(7,638)	$(642)	$(2,335)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(443)	$(334)	$(2,429)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$143	$—	$—	$—	$—	$—	$(251)	$(4,682)	$9,746
Cash generated from (used by) operations(1)	$(1,896)	$(2,349)	$1,154	$560	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	246	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing	(1,896)	(2,349)	1,154	806	(2,282)	4,013	(33)	(691)	(691)	(330)	(2,216)	7,932
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932

(1)	Includes cash paid for interest including interest payments to investors

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE.

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes the results ARC Growth Fund, LLC, a completed program of our sponsor as of December 31, 2010.

(dollars in thousands)
Program name	ARC Growth Fund, LLC
Dollar amount raised	$7,850
Number of properties purchased	52
Date of closing of offering	July 2008
Date of first sale of property	July 2008
Date of final sale of property	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010	(1)
Federal income tax results
Ordinary income (loss)
- From operations	$—
- From recapture	$—
Capital gain (loss)	$—
Deferred gain	$—
Capital	$—
Ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	$—
- Return of capital	$7,226
Source (on cash basis)
- Sales	$7,226
- Refinancing	$—
- Operations	$—
- Other	$—
Receivable on net purchase money financing	$—

(1)	Program is combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

The following table summarizes the sales of disposals of properties by American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc. and Phillips Edison — ARC Shopping Center REIT, Inc. as of December 31, 2010.

(dollars in thousands)

			Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total	Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
American Realty Capital Trust, Inc.:
PNC Bank Branch – New Jersey	November - 08	September - 10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183

American Realty Capital New York Recovery REIT, Inc.: Not applicable

Phillips Edison — ARC Shopping Center REIT, Inc.: Not applicable

(1)	No purchase money mortgages were taken back by program.
(2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs. All figures below are through December 31, 2010.

(dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
ARC Income Properties II, LLC.:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183
Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—

(dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
Seminole, FL	July-08	March-10	—	1,098			1,098	1,098	1,061	2,159	(48)
Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)
Punta Gorda, FL(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)
Lawrenceville, GA(1)	July-08	December-10	—	695	—	—	695	695	1,381	2,076	(73)
Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)
			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

(1)	Sale of Property was to related party.
(2)	No purchase money mortgages were taken back by program.
(3)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

Appendix C — Subscription Agreement

AMERICAN REALTY CAPITAL TRUST III, INC.

SUBSCRIPTION AGREEMENT
AMERICAN REALTY CAPITAL TRUST III, INC.

INSTRUCTION PAGE

In no event may a subscription of shares be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

PROCEDURES PRIOR TO ESCROW BREAK:

Until we have raised the minimum offering amount, your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “UMB Bank, N.A., Escrow Agent for American Realty Capital Trust III, Inc.” to Realty Capital Securities, LLC at the following address:

American Realty Capital Trust III, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place
Suite 3300 Boston, MA 02116
Phone (888) 518-8073
Fax (877) 894-1127

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

Realty Capital Securities will then forward your check to our escrow agent, UMB Bank, N.A.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522

PROCEDURES POST-ESCROW BREAK:

Once we have raised $2,000,000, from persons who are not affiliated with us or our sponsor, your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “American Realty Capital Trust III, Inc.” to the following address (except that Pennsylvania investors should continue to follow the instructions above until $75,000,000 has been raised and Tennessee investors should continue to follow the instructions until $20,000,000 has been raised. See “Prospectus Summary — Terms of the Offering” in the prospectus):

American Realty Capital Trust III, Inc.
c/o DST Systems, Inc.
430 W. 7th Street
Kansas City, Missouri 64105-1407
Phone: (866) 771-2088
Fax: (877) 694-1113

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522

Instructions to Subscribers

Section 1: Indicate investment amount (Make all checks payable as described above.)

Section 2: Choose type of ownership

Non-Custodial Ownership

Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 7.

Be sure to attach copies of all plan documents for Pension Plans, Trust or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN. Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Distribution Allocation option

Section 5: To be signed and completed by your Financial Advisor (be sure to include CRD number for FA and BD Firm and the Branch Manager’s signature)

Section 6: Have ALL owners initial and sign where indicated on Page 7

Section 7: All investors must complete and sign the substitute W9

AMERICAN REALTY CAPITAL TRUST III, INC
SUBSCRIPTION AGREEMENT

1. YOUR INITIAL INVESTMENT All subscription payments (other than those from Pennsylvania or Tennessee residents) will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for subscribers’ benefit, and will be released to us only if we have sold a minimum of 200,000 shares to the public by March 31, 2012, which is one year from the effective date of this offering. We will not sell any shares to Pennsylvania residents unless we sell a minimum of 7,500,000 shares, to all investors pursuant to this offering by March 31, 2012, which is one year from the effective date of this offering. In addition, we will not sell any shares to Tennessee residents unless we raise a minimum of $20,000,000 in aggregate gross offering proceeds from all investors pursuant to this offering by March 31, 2012, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Tennessee residents will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for subscriber’s benefit pending release to us. Pending a satisfaction of this condition, all subscription payments from Pennsylvania residents will be placed in an account held by the escrow agent, UMB Bank, N.A., in trust for subscribers’ benefit, pending release to us. Funds in escrow will be invested in short-term investments that mature on or before March 31, 2012, which is one year from the effective date of this offering, or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds invested.

Make all checks payable as described in the foregoing instructions.

Investment Amount $_________________	Brokerage Account Number _________
The minimum initial investment is 250 shares ($2,500)	(If applicable)

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third party checks, or traveler’s checks will not be accepted.

☐ I/WE AM/ARE EMPLOYEE(S) OF REALTY CAPITAL SECURITIES, LLC, AN AFFILIATE, BROKER AND/OR AN IMMEDIATE FAMILY MEMBER OF ONE OF THE ABOVE. I/WE ACKNOWLEDGE THAT NO COMMISSION WILL BE PAID FOR THIS PURCHASE, BUT I/WE WILL RECEIVE ADDITIONAL SHARES OR FRACTIONS THEREOF.

☐ CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.

2. FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership	Custodial Ownership
____ Individual	Third Party Administered Custodial Plan
____ Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)	(new IRA accounts will require an additional application)
____ Tenants in Common	☐ IRA ☐ ROTH/IRA ☐ SEP/IRA ☐ SIMPLE
____ TOD — Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties. (Please complete Transfer on Death Registration Form. You may download the form at www.americanrealtycap.com/materials/)	☐ OTHER Name of Custodian: Mailing Address:
____ Uniform Gift/Transfer to Minors (UGMA/UTMA)	City, State Zip: Custodian Information
Under the UGMA/UTMA of the State of _______________	(To be completed by Custodian above)
____ Pension or other Retirement Plan (Include Plan Documents)
Custodian Tax ID #:
____ Trust (Include title and signature pages of Trust Documents)	Custodian Account #: Custodian Phone:
____ Corporation or Partnership (Include Corporate Resolution or Partnership Agreement, as applicable)
____ Other _______________________ (Include title and signature pages)

3. INVESTOR INFORMATION (Please print name(s) in which Shares are to be registered.)

A. Individual/Trust/Beneficial Owner

First Name: Middle Name: _____________________________________________

Last Name: Tax ID or SS#: ____________________________________________

Street Address: City: State: Zip: _______________________________________

Date of Birth: (mm/dd/yyyy) ____/____/_____   If Non-U.S. Citizen, specify Country of Citizenship: _____

Daytime Phone #: ___________________  U.S. Driver’s License Number (if available): State of Issue: _____

Email Address: ________________________________________

CALIFORNIA INVESTORS:  ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

B. Joint Owner/Co-Trustee/Minor

First Name: Middle Name: ________________________________________________

Last Name: Tax ID or SS#: _______________________________________________

Street Address: _________________ City:__________________ State: ______________ Zip: ____________

Date of Birth: (mm/dd/yyyy) ___/___/____ If Non-U.S. Citizen, specify Country of Citizenship: _________

Daytime Phone #:

C. Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address: _________________________________________________

City: _________________ State:__________________ Zip: _________________

D. Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B) Date of Trust: ____/____/________

Entity Name/Title of Trust: Tax ID Number: ________________________

E. Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of Birth: _________________________

City: __________________ State/Providence: _______________ Country: __________________

Immigration Status: Permanent resident ☐ Non-permanent resident ☐ Non-resident ☐

Check which type of document you are providing:

☐ US Driver’s License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document

☐ Passport without U.S. Visa Bank Name (required): _____________ Account No. (required): ____________

☐ Foreign national identity documents Bank address (required): __________ Phone No. required: _________

Number for the document checked above and country of issuance:

F. Employer: ____________________ Retired: ☐

4. DISTRIBUTIONS (Select only one)

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions. By electing to participate in the Distribution Reinvestment Plan you agree that, if at any time you fail to meet the applicable investor suitability standards or cannot make other investor representations or warranties set forth in the current prospectus or this Subscription Agreement, you will promptly notify the reinvestment agent, which is currently us, in writing of that fact, at the below address.

American Realty Capital Trust III, Inc.
405 Park Avenue
New York, New York 10022

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for Shares of American Realty Capital Trust III, Inc. and elect the distribution option indicated below:

A. ____ Reinvest/Distribution Reinvestment Plan (see the final prospectus for details)

B. ____ Mail Check to the address of record

C. ____ Credit Distribution to my IRA or Other Custodian Account

D. ____ Cash/Direct Deposit (Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize American Realty Capital Trust III, Inc. or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify American Realty Capital Trust III, Inc. in writing to cancel it. If American Realty Capital Trust III, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.)

Name/Entity Name/Financial Institution: _________________________________

Mailing Address: ________________ City:_____________ State: _______________ Zip: _______________

Account Number: Your Bank’s ABA/Routing Nbr: _________________________

Your Bank’s Account Number: Checking Acct: Savings Acct: ______________________

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*	The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

If you elect to participate in the Distribution Reinvestment Plan, you agree that if at any time you do not meet the minimum income and net worth standards set forth herein or cannot make the other investor representations or warranties set forth herein or in the then current prospectus relating to such investment, you will promptly notify the administrator of the Distribution Reinvestment Plan of that fact in writing addressed to DST Systems, Inc., 430 W 7th Street, Kansas City, MO 64105-1407, or such other address as may be specified by the administrator by written notice to all participants of the Distribution Reinvestment Plan.

Signature: _____________________________________ Signature: ______________________________

5. ELECTRONIC DELIVERY

☐ Check the box if you consent to the optional electronic delivery of documents including this agreement the prospectus, prospectus supplements, annual and quarterly reports, and other stockholder communication and reports. E-mail address in Section 3 is required. Please carefully read the following representations before consenting to receive documents electronically. By checking this box and consenting to receive documents electronically, you represent the following:

(a)	I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility.
(b)	I acknowledge that documents distributed electronically may be provided in Adobe’s Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.
(c)	I acknowledge that I may receive at no cost from American Realty Capital Trust III, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

(d)	I acknowledge that if the e-mail notification is returned to American Realty Capital Trust III, Inc. as “undeliverable”, a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if American Realty Capital Trust III, Inc. is unable to obtain a valid e-mail address for me, American Realty Capital Trust III, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record.
(e)	I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

6. BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

BROKER DEALER:______________________ Financial Advisor Name/RIA: _____________________

Advisor Mailing Address

City: _________________________       Zip: ______________

Advisor No.: __________________      Telephone No.: __________________

Email Address: _________________     Fax No.: __________________

Broker Dealer CRD Number: ________________   Financial Advisor CRD Number: ________________

☐ AFFILIATED REGISTERED INVESTMENT ADVISOR (RIA): All sales of securities must be made through a Broker-Dealer.

If an RIA introduces a sale, the sale must be conducted through the RIA in his or her capacity as a Registered Representative of Broker-Dealer (Section 5 must be filled in).

I acknowledge that by checking the above box, I WILL NOT RECEIVE A COMMISSION.

The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and /or RIA Signature: _________________________ Date: _____________________

Branch Manager Signature: Date: _______________________________

7. SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to American Realty Capital Trust III, Inc.) I/we have a gross income due in the current year of at least $70,000; or I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
Owner	Co-Owner	b) KANSAS INVESTORS: I/We understand and acknowledge that the Office of the Securities Commissioner of the State of Kansas recommends that I/we do not invest more than 10% of my/our liquid net worth, in the aggregate, in shares of American Realty Capital Trust III, Inc. stock and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Owner	Co-Owner	c) I/We have received the final prospectus of American Realty Capital Trust III, Inc.
Owner	Co-Owner	d) I/We am/are purchasing shares for my/our own account.
Owner	Co-Owner	e) I/We acknowledge that shares are not liquid.
Owner	Co-Owner	f) If an affiliate of American Realty Capital Trust III, Inc., I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.
Owner	Co-Owner	g) If an Alabama investor, I/we have met the suitability requirements in a) above and I/we have a liquid net worth of at least ten times the amount of my/our investment in American Realty Capital Trust III, Inc. and other similar programs.

Except in the case of a fiduciary account, the subscriber may not grant any person a power of attorney to make the above representations on his, her or its behalf.

Owner Signature: ____________________________     Date: __________________________

Co-Owner Signature: _________________________     Date: __________________________

Signature of Custodian(s) or Trustee(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

Authorized Signature (Custodian or Trustee): _______________________     Date: _____________________

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

Several states have established suitability requirements that are more stringent than the general standards for all investors described below. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth.

Nebraska

•	Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor’s maximum in investment in the issuer and its affiliate cannot exceed 10% of the investor’s net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

North Dakota

•	Shares will only be sold to residents of North Dakota representing that they have a net worth of at least ten times their investment in us and our affiliates and that they meet one of the general suitability standards described above.

Tennessee

•	In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

Kansas

•	In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama

•	In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. AS USED IN THIS SUBSCRIPTION AGREEMENT, “ARC” REFERS TO AMERICAN REALTY CAPITAL TRUST III, INC. AND ITS AFFILIATES. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester. — Social Security numbers (“SSN”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service.

For this type of account:	Give the SSN of:
An individual’s account	The individual
Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
(a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee(1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
Sole proprietorship or single-owner LLC	The owner(3)

For this type of account:	Give the EIN of:
Sole proprietorship or single-owner LLC	The owner(3)
A valid trust, estate, or pension trust	The legal entity(4)
Corporate or LLC electing corporate status on Form 8832	The corporation
Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
Partnership or multi-member LLC	The partnership or LLC
Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
A broker or registered nominee	The broker or nominee

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you also may enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note.  If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•	An organization exempt from tax under Section 501(a), an individual retirement account (“IRA”), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
•	The United States or any of its agencies or instrumentalities.
•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
•	A foreign government or any of its political subdivisions, agencies or instrumentalities.
•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation.
•	A foreign central bank of issue.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A common trust fund operated by a bank under Section 584(a).
•	A financial institution.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding.

Check the “Exempt TIN” box in Part 4 of the attached Substitute Form W-9, furnish your TIN, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

•	Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
•	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
•	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
•	Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

7. SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. See the guidelines below for instructions on how to fill out the Substitute W-9.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1 — PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social security number OR Employer Identification Number
Part 2 — Certification — Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. person (including a U.S. resident alien)

CERTIFICATION INSTRUCTIONS — YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 4.

SIGNATURE: DATE:
Name (Please Print):
Address (Please Print):	Part 3 — Awaiting TIN ☐ Part 4 — Exempt TIN ☐

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and that either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center for Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

SIGNATURE: ___________________________________________     Date: ______________________